EXHIBIT 3.1.2

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

                                                        .           Filed by:

                             DVD AMERICA CORPORATION
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       We the undersigned          ALAN SCHRAM, President and Secretary
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            of          DVD AMERICA CORPORATION
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do hereby certify:

       That the Board of Directors of said corporation at a meeting duly convened, held on the 26TH day of April, 2002, adopted a resolution to amend the
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original articles as follows:

       Article of Third is hereby amended to read as follows:

       "THIRD, The Aggregate number of shares which the corporation shall have the authority to issue is Fifty Million (50,000,000) shares of common stock at $.001 par value, and One Million Five Hundred Thousand (1,500,000) shares of Serial Preferred Stock at $.001 par value.


       The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 5,066,500; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class stock outstanding and entitled to vote thereon.

                                          /s/ Alan Schram
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                                   President or Vice President
                                            ALAN SCHRAM


                                          /s/ Alan Schram
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                                   Secretary or Assistant Secretary
                                            ALAN SCHRAM